Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2026

Sioux Falls, S.D., October 21, 2026 - Pathward Financial, Inc. (“Pathward Financial,” "Pathward," or the “Company” (Nasdaq: CASH), a U.S.-based financial holding company driven by its purpose to power financial inclusion for all, today reported its unaudited results for the fourth quarter and the fiscal year ended September 30, 2026. The Company reported net income of $38.6 million, or earnings per diluted share of $1.85, for the three months ended September 30, 2026, compared to net income of $38.8 million, or earnings per diluted share of $1.69, for the three months ended September 30, 2025.
For fiscal year 2026 ("fiscal 2026"), the Company reported net income of $175.7 million, or earnings per diluted share of $8.14, compared to net income of $185.9 million, or earnings per diluted share of $7.87, for fiscal year 2025 ("fiscal 2025"). The Company also recognized return on average assets and return on average tangible equity of 2.30% and 32.89%, respectively, compared to 2.46% and 38.75%, respectively, for the prior-year period.
Chief Executive Officer Brett Pharr said, "Fiscal 2026 was another important year of execution for Pathward. We successfully advanced the strategic priorities we set out to accomplish last year, and this was no small feat. We had some major wins across each area, and are very proud of the results the team delivered. While we continue to track and manage some of the credit items we mentioned last quarter, all other areas of the business yielded positive results. We extended contracts with partners, grew noninterest income, and grew net interest income in commercial finance."
Financial Highlights for the Fourth Quarter of Fiscal 2026
All highlights are compared to the same fiscal quarter in the prior-year period.
•Interest income from commercial finance loans increased by $5.6 million, driven by strong originations within structured finance.
•Total noninterest income increased 12%, or $6.8 million, primarily due to a strong increase in card and deposit fee income.
•Noninterest expense decreased 10% as a result of disciplined expense management while the Company continued to make strategic investments across people, processes, and technology in order to execute on its long-term strategy.
•New loan originations nearly doubled from $1.3 billion to $2.2 billion, primarily driven by increased credit sponsorship loan originations resulting from a new contract announced during fiscal 2025, as well as growth with current partners.
•The Company repurchased 281,562 shares of common stock at an average share price of $88.75. As of September 30, 2026, there were 2,845,617 shares available for repurchase under the current common stock share repurchase program.

Net Interest Income
Net interest income for the fourth quarter of fiscal 2026 was $117.6 million, a decrease of 8% compared to the fourth quarter of fiscal 2025. The decrease was attributable to an $11.1 million reduction in interest income from the credit sponsorship portfolio and a $3.3 million reduction in interest income from the warehouse finance portfolio. Interest income on the credit sponsorship portfolio was impacted by the sale of a portfolio in October 2025 that was previously accounted for using a gross accounting methodology, and therefore, recorded at higher yields with offsetting entries not included in net interest income. These decreases were partially offset by a $5.6 million increase in interest income from commercial finance loans and leases, driven by strong originations within structured finance.
The Company’s average interest-earning assets for the fourth quarter of fiscal 2026 increased by $69.9 million to $6.87 billion compared to the same quarter in fiscal 2025 due to increases in the average outstanding balances in total loans and leases and cash and fed funds sold. The increase was partially offset by a decrease in the average outstanding balance of total investments. The fourth quarter average outstanding balance of loans and leases increased $196.8 million compared to the same quarter of the prior fiscal year due to an increase in the commercial finance portfolio, partially offset by decreases in the credit sponsorship and warehouse finance portfolios.
Fiscal 2026 fourth quarter net interest margin ("NIM") decreased to 6.79% from 7.46% in the fourth quarter of fiscal 2025 primarily due to the aforementioned sale of the credit sponsorship portfolio in October 2025. When including contractual, rate-related processing expense associated with deposits on the Company's balance sheet and excluding the gross interest income on credit sponsorship loans, adjusted NIM was 5.51% in the fiscal 2026 fourth quarter compared to 5.43% during the fiscal 2025 fourth quarter. See non-GAAP reconciliation table at the end of the press release. The overall reported tax-equivalent yield (“TEY”) on average interest-earning assets decreased 69 basis points to 6.87% compared to the prior-year quarter. The yield on the loan and lease portfolio was 8.23% compared to 9.25% for the comparable period last year and the TEY on the securities portfolio was 2.98% compared to 3.06% over that same period. The decreases in the TEY on average interest-earning assets and the yield on the loan and lease portfolio were also primarily driven by the aforementioned sale of the credit sponsorship portfolio.
The Company's cost of funds for all deposits and borrowings averaged 0.08% during the fiscal 2026 fourth quarter, as compared to 0.09% during the prior-year quarter. The Company's cost of deposits was 0.01% in the fourth quarter of fiscal 2026, as compared to 0.02% during the prior-year quarter. When including contractual, rate-related processing expense associated with deposits on the Company's balance sheet, the Company's adjusted cost of deposits was 1.40% in the fiscal 2026 fourth quarter, a decrease from 1.58% during the prior-year quarter primarily reflecting a lower rate environment. See non-GAAP reconciliation table at the end of the press release.
Noninterest Income
Fiscal 2026 fourth quarter noninterest income increased 12% to $65.6 million, compared to $58.8 million for the same period of the prior year. The increase was driven by increases in card and deposit fees and secondary market revenue, partially offset by decreases in rental income and gain on sale of other. Card and deposit fees excluding servicing fee income on custodial deposits increased $6.4 million, as contracts signed last year are generating growth.
Servicing fee income on custodial deposits totaled $6.1 million during the 2026 fiscal fourth quarter, as compared to $7.5 million for the fiscal quarter ended June 30, 2026 and $2.6 million for the same period of the prior year.

Noninterest Expense
Noninterest expense decreased 10% to $129.7 million in the fourth quarter of fiscal 2026, compared to $144.8 million for the same quarter last year. The decrease was attributable to lower legal and consulting expense, partially offset by an increase in building and software expense. The Company continues to make targeted investments in our people, processes and technology.
Card processing expense is primarily driven by rate-related agreements with Payments Sponsorship relationships and subject to deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the effective federal funds rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 67% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2026 fourth quarter. For the fiscal quarter ended September 30, 2026, contractual, rate-related processing expense was $23.0 million, as compared to $23.3 million for the fiscal quarter ended June 30, 2026, and $24.9 million for the fiscal quarter ended September 30, 2025.
Income Tax Expense
The Company recorded an income tax expense of $4.4 million, representing an effective tax rate of 10.1% for the fiscal 2026 fourth quarter, compared to an income tax expense of $9.3 million, representing an effective tax rate of 19.2%, for the fourth quarter last fiscal year. The decrease in income tax expense compared to the prior-year quarter was primarily driven by lower pre-tax income and the impact of a life insurance surrender recognized in the prior-year quarter.
The Company originated $45.3 million in renewable energy leases during the fiscal 2026 fourth quarter, resulting in $13.4 million in total net investment tax credits. During the fourth quarter of fiscal 2025, the Company originated $82.1 million in renewable energy leases resulting in $15.8 million in total net investment tax credits. For fiscal 2026, the Company originated $78.2 million in renewable energy leases, compared to $95.5 million for the comparable prior-year period.

Investments, Loans and Leases

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total investments	$1,190,318	$1,246,718	$1,299,421	$1,338,709	$1,357,151

Loans held for sale
Term lending	8,019	3,438	—	5,000	—
Lease financing	478	511	566	619	690
SBA/USDA	18,534	59,342	20,811	31,338	15,654
Credit sponsorship	47,056	33,997	31,695	51,012	163,077
Total loans held for sale	74,087	97,288	53,072	87,969	179,421

Term lending	2,791,146	2,666,977	2,501,855	2,506,777	2,302,540
Asset-based lending	697,151	697,687	660,220	629,317	593,265
Factoring	213,889	220,026	213,269	213,888	217,501
Lease financing	130,643	120,583	126,902	136,505	149,236
SBA/USDA	561,557	567,986	536,637	520,461	511,488
Other commercial finance	46,569	49,510	73,694	140,229	149,939
Commercial finance	4,440,955	4,322,769	4,112,577	4,147,177	3,923,969
Credit sponsorship	108,409	99,430	90,912	132,045	93,319
Tax services	1,898	34,770	60,191	62,049	2,532
Warehouse finance	527,008	647,611	604,642	641,669	645,186
Total loans and leases	5,078,270	5,104,580	4,868,322	4,982,940	4,665,006
Net deferred loan origination costs (fees)	6,345	3,261	(1,157)	(85)	(98)
Total gross loans and leases	5,084,615	5,107,841	4,867,165	4,982,855	4,664,908
Allowance for credit losses	(67,321)	(109,780)	(98,279)	(58,840)	(53,319)
Total loans and leases, net	$5,017,295	$4,998,061	$4,768,886	$4,924,015	$4,611,589
The Company's investment security balances at September 30, 2026 totaled $1.19 billion, compared to $1.25 billion at June 30, 2026 and $1.36 billion at September 30, 2025. The year-over-year decrease was primarily related to normal paydown activity.
Total gross loans and leases totaled $5.08 billion at September 30, 2026, as compared to $5.11 billion at June 30, 2026 and $4.66 billion at September 30, 2025. The drivers for the sequential quarter decrease were declines in the warehouse finance portfolio and the seasonal decrease in the tax services portfolio, partially offset by growth in the commercial finance and credit sponsorship portfolios. The year-over-year increase was primarily attributable to growth in the commercial finance portfolio, partially offset by a decrease in the warehouse finance portfolio.
Commercial finance loans, which comprised 87% of the Company's loan and lease portfolio, totaled $4.44 billion at September 30, 2026, reflecting an increase of $118.2 million, or 3%, from June 30, 2026 and an increase of $517.0 million, or 13%, from September 30, 2025. The sequential quarter increase in the commercial finance portfolio was driven by a $124.2 million increase in term lending and a $10.1 million increase in lease financing. The year-over-year increase was driven by an increase of $488.6 million in term lending, an increase of $103.9 million in asset-based lending, and an increase of $50.1 million in SBA/USDA, partially offset by declines of $103.4 million in other commercial finance loans and $18.6 million in lease financing. These changes are primarily the result of the Company's efforts to maintain an optimized balance sheet.

Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $67.3 million at September 30, 2026, a decrease compared to $109.8 million at June 30, 2026 and an increase compared to $53.3 million at September 30, 2025. The sequential decrease in the ACL was due to decreases of $30.1 million, $9.0 million, and $3.2 million in the allowance related to the seasonal tax services, commercial finance, and credit sponsorship portfolios, respectively. The sequential decrease in the commercial finance portfolio was primarily driven by a reduction in specific reserves.
The $14.0 million year-over-year increase in the ACL was primarily driven by an $18.5 million increase in the allowance related to the commercial finance portfolio, partially offset by a decrease in the allowance related to the credit sponsorship portfolio of $4.4 million.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial finance	1.46%	1.71%	1.36%	1.16%	1.18%
Credit sponsorship	1.86%	5.23%	7.25%	6.85%	6.88%
Tax services	0.28%	86.66%	58.63%	1.71%	—%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.33%	2.15%	2.02%	1.18%	1.14%
Total loans and leases excluding tax services	1.33%	1.57%	1.31%	1.17%	1.14%

The Company's ACL as a percentage of total loans and leases decreased to 1.33% at September 30, 2026 from 2.15% at June 30, 2026 and increased from 1.14% at September 30, 2025. The sequential decrease in the total loans and leases coverage ratio was primarily driven by a decrease in the ACL related to the commercial finance and seasonal tax services portfolios. The year-over-year increase in the total loans and leases coverage ratio was primarily driven by an increase in the ACL related to the commercial finance portfolio.

Activity in the ACL for the periods presented was as follows.

(Unaudited)	Three Months Ended			Year Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Beginning balance	$109,780	$98,279	$105,995	$53,319	$71,765
(Reversal of) provision - tax services loans	(2,539)	(6,035)	(660)	14,504	22,091
Provision (reversal of) - all other loans and leases	12,105	33,565	(5,797)	71,176	34,454
Charge-offs - tax services loans	(28,586)	(1,000)	(30,426)	(29,586)	(31,721)
Charge-offs - all other loans and leases	(25,402)	(17,712)	(17,704)	(63,288)	(59,173)
Recoveries - tax services loans	997	1,879	657	15,087	9,628
Recoveries - all other loans and leases	966	804	1,254	6,109	6,275
Ending balance	$67,321	$109,780	$53,319	$67,321	$53,319

The Company recognized a provision for credit losses of $10.3 million for the quarter ended September 30, 2026, compared to a reversal of provision of $6.4 million for the comparable period in the prior fiscal year. The year-over-year increase was primarily due to increases in the credit sponsorship portfolio of $12.0 million and commercial finance portfolio of $6.7 million, partially offset by decreases in the tax services portfolio of $1.9 million. The increase in provision expense within the credit sponsorship portfolio was due to a provision release recognized during the prior-year quarter.

The Company recognized net charge-offs of $52.0 million for the quarter ended September 30, 2026, consisting of $27.6 million in the seasonal tax services portfolio, $20.3 million in the commercial finance portfolio, and $4.1 million in the credit sponsorship portfolio. Net charge-offs were $46.2 million for the quarter ended September 30, 2025, comprised of $29.7 million, $8.9 million, and $7.5 million within the seasonal tax services, credit sponsorship, and commercial finance portfolios, respectively.
The Company's past due loans and leases were as follows for the periods presented.

As of September 30, 2026	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$—	$—	$—	$74,087	$74,087	$—	$—	$—

Commercial finance	15,810	49,220	120,078	185,108	4,255,847	4,440,955	32,765	254,607	287,372
Credit sponsorship	1,281	314	337	1,932	106,477	108,409	337	—	337
Tax services	—	—	1,598	1,598	300	1,898	1,598	—	1,598
Warehouse finance	—	—	—	—	527,008	527,008	—	—	—
Total loans and leases held for investment	17,091	49,534	122,013	188,638	4,889,632	5,078,270	34,700	254,607	289,307

Total loans and leases	$17,091	$49,534	$122,013	$188,638	$4,963,719	$5,152,357	$34,700	$254,607	$289,307

As of June 30, 2026	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$—	$12,420	$—	$12,420	$84,868	$97,288	$—	$—	$—

Commercial finance	56,731	87,246	171,712	315,689	4,007,080	4,322,769	15,711	255,365	271,076
Credit sponsorship	1,425	448	3,998	5,871	93,559	99,430	3,998	—	3,998
Tax services	—	34,770	—	34,770	—	34,770	—	—	—
Warehouse finance	—	—	—	—	647,611	647,611	—	—	—
Total loans and leases held for investment	58,156	122,464	175,710	356,330	4,748,250	5,104,580	19,709	255,365	275,074

Total loans and leases	$58,156	$134,884	$175,710	$368,750	$4,833,118	$5,201,868	$19,709	$255,365	$275,074
The Company's nonperforming assets at September 30, 2026 were $290.4 million, representing 4.00% of total assets, compared to $277.5 million, or 3.79% of total assets, at June 30, 2026 and $101.7 million, or 1.42% of total assets, at September 30, 2025.
The increase in the nonperforming assets as a percentage of total assets at September 30, 2026, compared to June 30, 2026, was primarily driven by an increase in commercial finance loans more than 89 days past due and accruing. Compared with the same period of the prior year, the increase was driven by higher nonperforming loans in the commercial finance portfolio, partially offset by lower nonperforming loans in the seasonal tax services portfolio.

The Company's nonperforming loans and leases at September 30, 2026 were $289.3 million, representing 5.61% of total gross loans and leases, compared to $275.1 million, or 5.28% of total gross loans and leases, at June 30, 2026 and $99.1 million, or 2.05% of total gross loans and leases, at September 30, 2025. The primary reason for the increase in nonperforming commercial finance loans, as compared to September 30, 2025, was related to certain renewable energy construction projects with a common developer. The Company continues to work with other parties in these projects to bring them to completion.
Deposits, Borrowings and Other Liabilities
The average balance of total deposits and interest-bearing liabilities was $6.22 billion for the quarter ended September 30, 2026, compared to $6.27 billion for the same period in the prior fiscal year. Total average deposits for the fiscal 2026 fourth quarter decreased by $42.8 million to $6.14 billion compared to the same period in fiscal 2025. The decrease in average deposits was primarily due to decreases in noninterest-bearing deposits and money market deposits.
Total end-of-period deposits decreased 3% to $5.69 billion at September 30, 2026, from $5.89 billion at September 30, 2025. The decrease in end-of-period deposits was primarily driven by a decreases in noninterest-bearing deposits of $151.6 million and $55.7 million in money market deposits, partially offset by an increase in interest-bearing checking deposits of $15.1 million.
As of September 30, 2026, the Company managed $630.0 million of customer deposits at other banks in its capacity as custodian, compared to $575.0 million as of June 30, 2026 and $210.5 million as of September 30, 2025. These deposits provide the Company with the ability to earn servicing fee income, typically reflective of the EFFR.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at September 30, 2026, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	September 30, 2026(1)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Company
Tier 1 leverage capital ratio	9.85%	9.66%	8.62%	9.51%	9.79%
Common equity Tier 1 capital ratio	11.83%	11.51%	12.65%	12.02%	12.70%
Tier 1 capital ratio	12.07%	11.74%	12.89%	12.26%	12.95%
Total capital ratio	13.59%	13.33%	14.52%	13.67%	14.27%
Bank
Tier 1 leverage ratio	10.09%	9.91%	8.85%	9.84%	10.00%
Common equity Tier 1 capital ratio	12.37%	12.05%	13.24%	12.67%	13.23%
Tier 1 capital ratio	12.37%	12.05%	13.24%	12.67%	13.23%
Total capital ratio	13.56%	13.31%	14.49%	13.73%	14.19%
(1) September 30, 2026 capital ratios are preliminary pending completion and filing of the Company's and Bank's regulatory reports. The ratios presented above have been calculated under the generally applicable risk-based capital framework.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total stockholders' equity	$820,355	$851,146	$850,677	$853,712	$857,454
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	283,760	284,105	284,471	284,815	285,158
LESS: Certain other intangible assets	19,339	18,699	17,306	17,746	18,077
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	3,136	785	1,207	5,877	5,733
LESS: Net unrealized (losses) on available for sale securities	(183,151)	(138,411)	(138,462)	(133,516)	(143,190)
LESS: Noncontrolling interest	194	245	(785)	(823)	(591)
ADD: Adoption of Accounting Standards Update 2016-13	—	—	—	—	1,788
Common Equity Tier 1(1)	697,077	685,723	686,940	679,613	694,055
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	76	115	(382)	(437)	(307)
Total Tier 1 capital	710,814	699,499	700,219	692,837	707,409
Allowance for credit losses	70,022	74,916	68,278	59,687	52,455
Subordinated debentures, net of issuance costs	19,898	19,872	19,846	19,821	19,796
Total capital	$800,734	$794,287	$788,343	$772,345	$779,660
(1) Capital amounts and ratios are calculated in accordance with Basel III capital rules as implemented by U.S. banking regulators and reflect fully phased-in regulatory requirements applicable to the Company as of the reporting date.

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, October 21, 2026. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-461-5787 approximately 10 minutes prior to start time and reference meeting ID 841767855.
The quarterly investor presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.
About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity through payments sponsorship and lending. These capabilities provide support to individuals and businesses. Learn more at www.pathwardfinancial.com.
Non-GAAP Financial Measures
This press release includes certain adjusted non-GAAP financial measures, which are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude the impact of certain items. Management uses these non-GAAP financial measures to evaluate the Company’s performance and manage its operations and believes such measures to be helpful in understanding the Company's results of operations or financial position. These non-GAAP financial measures are intended to complement, and are not considered as alternatives to or substitutes for, the most directly comparable GAAP financial measures, as reconciled in the below tables. Additionally, such non-GAAP financial measures may not be comparable to or calculated in the same manner as similarly titled measures used by other companies.

Investor Relations contact
Darby Schoenfeld, CPA
SVP, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results, including our performance expectations and fiscal 2027 financial guidance; our fiscal 2027 goals and strategy; including our emphasis on people, processes and technology; progress on key strategic initiatives; future performance and business prospects, including our Payments Sponsorship pipeline; our value proposition, including opportunities for revenue growth; expected results of our partnerships; impacts of our improved data analytics, underwriting and monitoring processes; impacts of our evolved operating model; expectations with respect to credit performance, expected nonperforming loan resolutions and net charge-off rates; the performance of our securities portfolio; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology, including impacts of technology investments. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate and changes in international trade policies, tariffs, and treaties affecting imports and exports, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; trade disputes, barriers to trade or the emergence of trade restrictions; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses; the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions, which may be initiated by our regulators, and any related increases in compliance and other costs; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer borrowing, spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; emerging external focus among regulators and other officials related to risks in connection with the development and use of artificial intelligence; the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase; and the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts, government shutdowns, weather-related disasters, or public health events, such as pandemics, and any governmental or societal responses thereto.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2025, and in the Company's other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason, except as required by applicable law.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
ASSETS
Cash and cash equivalents	$162,398	$149,412	$157,602	$331,217	$120,568
Securities available for sale, at fair value	1,163,947	1,219,616	1,271,353	1,310,047	1,327,843
Securities held to maturity, at amortized cost	26,371	27,101	28,068	28,662	29,308
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	39,250	30,915	25,480	24,310	24,708
Loans held for sale	74,087	97,288	53,072	87,969	179,421
Loans and leases	5,084,615	5,107,841	4,867,165	4,982,855	4,664,908
Allowance for credit losses	(67,321)	(109,780)	(98,279)	(58,840)	(53,319)
Accrued interest receivable	35,828	36,966	36,127	36,174	38,520
Premises, furniture, and equipment, net	43,748	43,313	42,254	42,370	40,632
Rental equipment, net	116,661	152,451	146,190	154,533	159,446
Goodwill and intangible assets	307,328	308,023	308,741	309,712	310,430
Other assets	266,765	251,227	274,626	311,196	329,879
Total assets	$7,253,677	$7,314,373	$7,112,399	$7,560,205	$7,172,344

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	5,691,644	5,950,309	5,851,696	6,350,394	5,886,947
Short-term borrowings	334,500	167,500	26,000	—	9,000
Long-term borrowings	33,559	33,533	33,508	33,482	33,456
Accrued expenses and other liabilities	373,619	311,885	350,518	322,617	385,487
Total liabilities	6,433,322	6,463,227	6,261,722	6,706,493	6,314,890

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	207	210	213	222	228
Common stock, nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	659,640	657,682	655,128	651,199	648,330
Retained earnings	348,047	339,252	340,744	346,529	359,830
Accumulated other comprehensive loss	(187,733)	(142,706)	(141,086)	(134,996)	(145,461)
Treasury stock, at cost	—	(3,537)	(3,537)	(8,419)	(4,882)
Total equity attributable to parent	820,161	850,901	851,462	854,535	858,045
Noncontrolling interest	194	245	(785)	(823)	(591)
Total stockholders’ equity	820,355	851,146	850,677	853,712	857,454
Total liabilities and stockholders’ equity	$7,253,677	$7,314,373	$7,112,399	$7,560,205	$7,172,344

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Interest and dividend income:
Loans and leases, including fees	$106,773	$101,289	$115,446	$430,666	$455,816
Mortgage-backed securities	7,263	7,396	8,149	30,061	34,052
Other investments	4,763	5,348	5,845	24,203	33,524
	118,799	114,033	129,440	484,930	523,392
Interest expense:
Deposits	124	140	283	4,744	5,430
FHLB advances and other borrowings	1,116	980	1,205	5,252	6,168
	1,240	1,120	1,488	9,996	11,598

Net interest income	117,559	112,913	127,952	474,934	511,794

Provision for credit loss	10,302	28,309	(6,431)	87,457	56,774

Net interest income after provision for credit loss	107,257	84,604	134,383	387,477	455,020

Noninterest income:
Refund transfer product fees	949	11,209	1,061	47,302	43,980
Refund advance and other tax fee income	(212)	696	(711)	58,129	48,705
Card and deposit fees	35,832	34,570	27,770	138,068	124,971
Rental income	8,497	9,607	11,864	40,671	51,686
(Loss) on sale of securities	—	—	(2,185)	—	(25,084)
Gain on divestitures	—	—	—	—	15,044
Secondary market revenue	11,340	13,969	10,122	33,040	37,022
Gain (loss) on sale of other	1,301	(51)	3,144	2,621	5,151
Other income	7,849	6,731	7,691	27,399	26,625
Total noninterest income	65,556	76,731	58,756	347,230	328,100

Noninterest expense:
Compensation and benefits	51,793	52,361	50,740	211,423	200,495
Refund transfer product expense	(141)	2,758	133	11,817	11,534
Refund advance expense	10	90	16	1,597	1,241
Card processing	30,172	30,671	32,693	124,755	138,443
Building and software	14,551	13,054	11,448	52,386	42,094
Operating lease equipment depreciation	6,984	7,545	10,861	33,599	45,636
Legal and consulting	7,489	6,122	14,272	24,496	36,469
Intangible amortization	695	718	763	3,102	3,456
Impairment expense	749	177	3,325	926	5,915
Other expense	17,384	15,625	20,520	65,375	74,784
Total noninterest expense	129,686	129,121	144,771	529,476	560,067

Income before income tax expense	43,127	32,214	48,368	205,231	223,053

Income tax expense	4,372	3,062	9,300	28,798	36,266

Net income before noncontrolling interest	38,755	29,152	39,068	176,433	186,787
Net income attributable to noncontrolling interest	128	183	265	761	915
Net income attributable to parent	$38,627	$28,969	$38,803	$175,672	$185,872

Less: Allocation of Earnings to participating securities(1)	38	28	139	192	688
Net income attributable to common shareholders(1)	38,589	28,941	38,664	175,480	185,184
Earnings per common share:
Basic	$1.86	$1.37	$1.70	$8.18	$7.91
Diluted	$1.85	$1.37	$1.69	$8.14	$7.87
Shares used in computing earnings per common share:
Basic	20,775,162	21,065,733	22,708,085	21,441,203	23,397,489
Diluted	20,853,388	21,165,826	22,841,774	21,550,594	23,522,629
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2026			2025
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$302,519	$1,540	2.02%	$253,387	$1,887	2.95%
Mortgage-backed securities	1,049,469	7,263	2.75%	1,170,189	8,149	2.76%
Tax-exempt investment securities	99,856	691	3.47%	110,456	756	3.44%
Asset-backed securities	106,471	1,213	4.52%	140,398	1,825	5.16%
Other investment securities	165,729	1,319	3.16%	176,532	1,377	3.10%
Total investments	1,421,525	10,486	2.98%	1,597,575	12,107	3.06%
Commercial finance	4,409,447	88,587	7.97%	3,993,526	82,939	8.24%
Credit sponsorship	134,551	5,604	16.52%	252,368	16,709	26.27%
Tax services	31,817	19	0.23%	34,740	(84)	(0.96)%
Warehouse finance	573,393	12,563	8.69%	671,802	15,882	9.38%
Total loans and leases	5,149,208	106,773	8.23%	4,952,436	115,446	9.25%
Total interest-earning assets	$6,873,252	$118,799	6.87%	$6,803,398	$129,440	7.56%
Noninterest-earning assets	502,469			570,878
Total assets	$7,375,721			$7,374,276

Interest-bearing liabilities:
Interest-bearing checking	$1,072	$—	0.05%	$950	$—	0.09%
Savings	44,198	3	0.03%	45,947	7	0.06%
Money markets	160,692	105	0.26%	177,225	258	0.58%
Time deposits	1,974	6	1.14%	2,636	5	0.75%
Wholesale deposits	1,066	10	3.76%	1,041	12	4.62%
Total interest-bearing deposits (a)	209,002	124	0.23%	227,799	283	0.49%
Overnight fed funds purchased	48,511	496	4.06%	48,391	571	4.69%
Subordinated debentures	19,881	357	7.12%	19,779	357	7.16%
Other borrowings	13,661	263	7.64%	13,661	277	8.03%
Total borrowings	82,053	1,116	5.40%	81,831	1,205	5.84%
Total interest-bearing liabilities	291,055	1,240	1.69%	309,630	1,488	1.91%
Noninterest-bearing deposits (b)	5,933,671	—	—%	5,957,697	—	—%
Total deposits and interest-bearing liabilities	$6,224,726	$1,240	0.08%	$6,267,327	$1,488	0.09%
Other noninterest-bearing liabilities	309,658			293,745
Total liabilities	6,534,384			6,561,071
Shareholders' equity	841,337			813,204
Total liabilities and shareholders' equity	$7,375,721			$7,374,276
Net interest income and net interest rate spread including noninterest-bearing deposits		$117,559	6.79%		$127,952	7.47%

Net interest margin			6.79%			7.46%
Tax-equivalent effect			0.01%			0.01%
Net interest margin, tax-equivalent(2)			6.80%			7.47%

Total cost of deposits (a+b)	6,142,673	124	0.01%	6,185,496	283	0.02%
(1) Tax rate used to arrive at the TEY for the three months ended September 30, 2026 and 2025 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Equity to total assets	11.31%	11.64%	11.96%	11.29%	11.96%
Book value per common share outstanding	$39.54	$40.48	$39.89	$38.51	$37.65
Tangible book value per common share outstanding	$24.73	$25.83	$25.41	$24.54	$24.02
Common shares outstanding	20,745,540	21,023,902	21,327,534	22,169,535	22,772,570
Nonperforming assets to total assets	4.00%	3.79%	1.68%	1.47%	1.42%
Nonperforming loans and leases to total loans and leases	5.61%	5.28%	2.39%	2.15%	2.05%
Net interest margin	6.79%	6.59%	6.63%	6.95%	7.46%
Adjusted net interest margin(1)	5.51%	5.27%	5.32%	5.56%	5.43%
Cost of deposits	0.01%	0.01%	0.25%	0.01%	0.02%
Adjusted cost of deposits (2)	1.40%	1.43%	1.63%	1.49%	1.58%
Return on average assets	2.08%	1.57%	3.56%	1.87%	2.09%
Return on average equity	18.21%	13.73%	34.67%	16.76%	18.93%
Return on average tangible equity	28.72%	21.61%	54.41%	26.72%	30.65%
Full-time equivalent employees	1,224	1,196	1,181	1,170	1,179

Non-GAAP Reconciliations

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Average interest earning assets	$6,873,252	$6,876,094	$7,653,765	$6,812,693	$6,803,398
Net interest income	$117,559	$112,913	$125,124	$119,338	$127,952
Net interest margin	6.79%	6.59%	6.63%	6.95%	7.46%
Average total deposits	$6,142,673	$6,173,468	$7,021,044	$6,173,866	$6,185,496
Deposit interest expense	$124	$140	$4,274	$206	$283
Cost of deposits	0.01%	0.01%	0.25%	0.01%	0.02%

Adjusted Net Interest Margin(1) and Adjusted Cost of Deposits(2)
Average interest earning assets	$6,873,252	$6,876,094	$7,653,765	$6,812,693	$6,803,398
Net interest income	117,559	112,913	125,124	119,338	127,952
Less: Contractual, rate-related processing expense associated with deposits on the Company's balance sheet	21,625	21,897	23,971	23,013	24,346
Less: Gross interest income on credit sponsorship loans	509	718	814	905	10,456
Adjusted net interest income	$95,425	$90,298	$100,339	$95,420	$93,150
Adjusted net interest margin(1)	5.51%	5.27%	5.32%	5.56%	5.43%
Average total deposits	$6,142,673	$6,173,468	$7,021,044	$6,173,866	$6,185,496
Deposit interest expense	124	140	4,274	206	283
Add: Contractual, rate-related processing expense associated with deposits on the Company's balance sheet	21,625	21,897	23,971	23,013	24,346
Adjusted deposit expense	$21,749	$22,037	$28,245	$23,219	$24,629
Adjusted cost of deposits(2)	1.40%	1.43%	1.63%	1.49%	1.58%
(1) Adjusted net interest margin includes contractual, rate-related processing expense associated with deposits on the Company's balance sheet and excludes the gross interest income on credit sponsorship loans.
(2) Adjusted cost of deposits includes contractual, rate-related card processing expense associated with deposits on the Company’s balance sheet.